                        INDEPENDENT ACCOUNTANTS' CONSENT




The Stockholders and Board of Directors
Bogen Communications International, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of Bogen Communications International, Inc. of our report dated October 12, 2000, relating to the statements of net assets available for benefits of Bogen Communications International, Inc. 401(k) Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for the year ended December 31, 1999 and the period April 1, 1998 (date of inception) to December 31, 1998 which report appears in the December 31, 1999 Annual Report on Form 11-K of the Bogen Communications International, Inc. 401(k) Plan.



                                                                    KPMG LLP




Short Hills, New Jersey
January 23, 2001




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